Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statements of Nexalin Technology, Inc. and Subsidiary (the “Company”) on Form S-1, Registration No. 333-283960 of our report dated March 14, 2025, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of the Company as of December 31, 2024 and 2023 and for the years ended December 31, 2024 and 2023, which report is included in this Annual Report on Form 10-K of the Company for the year ended December 31, 2024.

/s/ Marcum llp

Marcum llp

Marlton, New Jersey

March 14, 2025